Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

To the Board of Directors of:
WEIHAI HENGDA ELECTRIC GROUP CO., LTD.

We consent to the use, in connection with the Form 8-K current report dated as of July 11, 2008, of Harbin Electric, Inc. of our report dated May 24, 2008, relating to the balance sheets of Weihai Hengda Electric Group Co., Ltd. as of December 31, 2006, December 31, 2007, March 31, 2008 and the related statements of operations and cash flows for the years and quarter then ended and the related statement of operations for the period from April 1, 2007 to March 31, 2008.

/s/ Patrizio & Zhao, LLC
Parsippany, New Jersey
July 11, 2008